Exhibit 99.1

**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400
Scott Gaspard: (425) 254-2002

First Financial Northwest, Inc.
Reports Net Income of $623,000 or $0.04 Per Share for the Third Quarter of 2011
and $3.3 Million or $0.19 Per Share Year-to-Date

Renton, Washington – October 21, 2011 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended September 30, 2011 of $623,000, or $0.04 per diluted share, as compared to a net loss of $12.1 million, or $0.69 per diluted share, for the quarter ended September 30, 2010. For the nine months ended September 30, 2011, net income was $3.3 million, or $0.19 per diluted share, as compared to a net loss of $54.7 million, or $3.14 per diluted share, for the comparable period in 2010.

“Operating results for the third quarter of 2011 mark our fourth consecutive quarter of profitability. We continue to realign our balance sheet, while maintaining our focus on reducing our nonperforming assets. We also have been able to continue to significantly reduce our construction/land development loan portfolio, from 28.8% of total loans at December 31, 2007 to 3.9% of total loans at September 30, 2011.

“Our loan portfolio is primarily comprised of fixed-rate products, exposing us to a greater degree of interest rate risk in a rising rate environment. We have strategically increased our liquidity position during 2011 to provide protection against interest rate risk and to allow us the flexibility to invest in higher yielding assets as rates rise. In addition, during the third quarter of 2011, we sold $44 million of long-term, fixed-rate, mortgage-backed securities and purchased $48 million of variable rate investments to improve our interest rate risk position.

“As we follow our strategic plan, our goals remain the same, to enhance shareholder value while providing excellent customer service,” stated Victor Karpiak, Chairman, President and Chief Executive Officer of First Financial Northwest, Inc.

Highlights for the quarter ended September 30, 2011 include:

•
Nonperforming assets decreased $7.9 million, or 12.3% to $56.0 million from June 30, 2011 and $60.3 million, or 51.9% from September 30, 2010. Nonperforming assets now represent 4.9% of assets compared to 5.6% at June 30, 2011;

•	Nonperforming loans decreased $7.1 million, or 18.7% to $30.8 million from June 30, 2011 and $62.6 million, or 67.0% from September 30, 2010;
•	Gain on sales of investments during the quarter totaled $479,000;
•
Construction/land development loans declined $4.4 million to $29.9 million, a 12.7% decrease from June 30, 2011. This segment of our loan portfolio now represents 3.9% of total loans at September 30, 2011 as compared to $73.8 million or 7.68% of total loans at September 30, 2010;

•	Sales of other real estate owned (“OREO”) totaled $5.1 million during the quarter generating a net gain on sales of $293,000;
•	The Company’s ratio of tangible equity to tangible assets at September 30, 2011 was 15.70% (1).

On a quarterly basis, management evaluates the adequacy of the allowance for loan losses. Based on this evaluation, a provision of $1.3 million was required for the third quarter of 2011, a decrease of $300,000 from the second quarter of 2011. This decrease was primarily the result of the reduction in the amount of charge-offs, a decrease in nonperforming loans of $7.1 million, a reduction in loan balances  and the amount of delinquent loans less than 90 days past due during the quarter of $6.6 million. The provision for loan losses and net charge-offs during the quarter resulted in a decrease in the allowance for loan losses to $16.6 million at September 30, 2011 from $17.0 million at June 30, 2011. The allowance for loan losses represented 54.0% of nonperforming loans at September 30, 2011, compared to 44.8% at June 30, 2011.

_________________________
(1) The tangible equity to tangible assets ratio is the same as the equity to assets ratio under Generally Accepted Accounting Principles (“GAAP”) as the Company has an immaterial amount of intangible assets at September 30, 2011.

The following table presents a breakdown of our troubled debt restructured loans (“TDRs”):

				Three Month	One Year
	September 30,	June 30,	September 30,	Increase /	Increase /
	2011	2011	2010	(Decrease)	(Decrease)
			(In thousands)
One-to-four family residential	$58,214	$57,002	$48,517	$1,212	$9,697
Multifamily	2,512	2,520	2,523	(8)	(11)
Commercial real estate	11,940	11,984	9,652	(44)	2,288
Construction/land development	472	489	10,516	(17)	(10,044)
Consumer	70	70	70	-	-
Total TDRs	$73,208	$72,065	$71,278	$1,143	$1,930

At September 30, 2011, TDRs were $73.2 million, of which 79.5% were one-to-four family residential loans. At September 30, 2011, $66.0 million or 90.2% of our TDRs were classified as performing. Included in this $66.0 million of TDRs were $33.9 million which represent “A” notes related to “A/B” note workout strategies, where the “A” note amount was the current loan balance charged down to an acceptable loan to value ratio and positive debt service coverage at the time of the restructure. TDRs represent loan relationships where the Bank modified the loan terms because the borrower was experiencing financial challenges. Our priority is to negotiate a solution that is acceptable to the Bank while providing the borrower time to resolve their financial issues.

The following table presents a breakdown of our nonperforming assets:

	September 30,	June 30,	September 30,	Three Month Increase /	One Year Increase /
	2011	2011	2010	(Decrease)	(Decrease)
			(In thousands)
One-to-four family residential (1)	$12,859	$13,684	$37,420	$(825)	$(24,561)
Multifamily	638	638	-	-	638
Commercial real estate	5,400	7,882	8,170	(2,482)	(2,770)
Construction/land development	11,891	15,679	47,672	(3,788)	(35,781)
Consumer	44	45	181	(1)	(137)
Total nonperforming loans	30,832	37,928	93,443	(7,096)	(62,611)
OREO	25,201	25,979	22,927	(778)	2,274
Total nonperforming assets	$56,033	$63,907	$116,370	$(7,874)	$(60,337)

(1) The majority of these loans are related to our merchant builders rental properties.

Nonperforming assets decreased for the sixth consecutive quarter to $56.0 million from $63.9 million at June 30, 2011 and as a percent of total assets at the dates indicated were:

September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
4.9%	5.6%	7.0%	7.8%

The following table presents a breakdown of our OREO by county and type of property at September 30, 2011:

	King County	Pierce County	Kitsap County	All other counties	Total OREO	Percent of Total OREO
			(Dollars in thousands)
One-to-four family residential	$2,874	$4,065	$1,515	$776	$9,230	36.6%
Commercial real estate	2,643	4,375	1,201	450	8,669	34.4
Construction/land development	1,763	3,982	203	1,354	7,302	29.0
Total OREO	$7,280	$12,422	$2,919	$2,580	$25,201	100.0%

OREO decreased $778,000 or 3.0% to $25.2 million at September 30, 2011 from $26.0 million at June 30, 2011 as sales exceeded transfers of loans into OREO during the quarter. We sold $5.1 million of OREO during the third quarter of 2011 generating a net gain of $293,000. We evaluate our OREO inventory quarterly. As a result of the evaluation, we expensed $515,000 related to the decline in the market value of OREO properties during the quarter ended September 30, 2011. Additional expenses related to OREO were $540,000 for the third quarter of 2011. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

Net interest income for the third quarter of 2011 decreased $564,000 to $7.9 million from $8.4 million as compared to the second quarter of 2011. Net interest income for the quarter ended September 30, 2011 decreased $511,000 to $7.9 million from $8.4 million as compared to the same period in 2010. Interest income decreased $2.6 million from the same quarter in 2010, primarily due to the decrease in our loan portfolio of $213.5 million, or 22.2% and a $75.0 million increase in relatively low earning interest-bearing deposits. The decline in our loan portfolio was the result of weaker loan demand, paydowns due to normal borrower activity, short sales, charge-offs and transfers of nonperforming loans to OREO. Interest income declined $797,000 as compared to the preceding quarter due to a $26.6 million decline in our loan portfolio. Interest expense decreased $2.1 million for the quarter in comparison to the same period a year ago. The decline in our total interest expense was principally the result of a $1.1 million decrease in interest expense due to a 50 basis point decline in our cost of funds during the third quarter of 2011 to 1.92% as compared to

2.42% during the third quarter of 2010, due to new and renewing certificates of deposit pricing at lower interest rates. In addition, a $930,000 decrease related to the decline in our interest-bearing liabilities also contributed to a reduction in interest expense for the quarter. Public funds decreased $6.1 million during the third quarter of 2011 as part of our strategy to reduce our exposure to these higher cost deposits. Our interest rate spread increased 24 basis points during the third quarter of 2011 to 2.67% from 2.43% for the same period in 2010, while the net interest margin increased to 2.91% from 2.71% during the same periods.

Noninterest income for the third quarter of 2011 decreased $270,000 to $556,000 from $826,000 for the second quarter of 2011 as our net gain on sales of investments declined by $272,000. Noninterest income for the quarter ended September 30, 2011 increased $518,000 from the same quarter in 2010. We recorded $479,000 in net gains on sales of investments during the quarter ended September 30, 2011 with no comparable transactions occurring during the same quarter in 2010. During the third quarter of 2011, we sold $43.6 million of long-term, fixed-rate, mortgage-backed securities and purchased $47.7 million of variable rate investments. These transactions were executed to improve the Bank’s interest rate risk profile.

Noninterest expense for the third quarter of 2011 increased $101,000 to $6.5 million from $6.4 million as compared to the second quarter of 2011. Noninterest expense for the quarter ended September 30, 2011 decreased $2.0 million from the same quarter in 2010. The decline from the same quarter last year was primarily the result of a decrease in net expenses related to OREO.

Progress on Regulatory Order

On September 24, 2010, the Bank entered into a Stipulation and Consent to the Issuance of a Consent Order (“Order”) with the FDIC and the Washington State Department of Financial Institutions (“DFI”). We are continuing to work with the regulators to satisfy the requirements contained in the Order.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Board and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Company under the memoranda of understanding with the Office of Thrift Supervision (now enforced by the Federal Reserve) and the Consent Order the Bank entered into with the FDIC and the Washington DFI and the possibility that the Company and the Bank will be unable to fully comply with these enforcement actions which could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	September 30,	December 31,	September 30,	Nine Month	One Year
Assets	2011	2010	2010	Change	Change

Cash on hand and in banks	$5,159	$7,466	$7,809	(30.9)%	(33.9	) %
Interest-bearing deposits	207,040	90,961	132,058	127.6	56.8
Investments available for sale	140,273	164,603	157,563	(14.8)	(11.0)
Loans receivable, net of allowance of $16,634, $22,534
and $28,400	727,226	856,456	915,562	(15.1)	(20.6)
Premises and equipment, net	19,092	19,829	20,077	(3.7)	(4.9)
Federal Home Loan Bank stock, at cost	7,413	7,413	7,413	-	-
Accrued interest receivable	3,972	4,686	4,711	(15.2)	(15.7)
Federal income tax receivable	-	5,916	5,720	(100.0)	(100.0)
Other real estate owned	25,201	30,102	22,927	(16.3)	9.9
Prepaid expenses and other assets	5,004	6,226	6,617	(19.6)	(24.4)
Total assets	$1,140,380	$1,193,658	$1,280,457	(4.5)%	(10.9)%

Liabilities and Stockholders' Equity

Interest-bearing deposits	$844,702	$911,526	$947,738	(7.3)%	(10.9)%
Noninterest-bearing deposits	5,843	8,700	5,010	(32.8)	16.6
Advances from the Federal Home Loan Bank	93,066	93,066	143,066	-	(35.0)
Advance payments from borrowers for taxes and insurance	3,623	2,256	4,506	60.6	(19.6)
Accrued interest payable	228	214	395	6.5	(42.3)
Investment transactions payable	10,000	-	-	100.0	100.0
Other liabilities	3,931	3,418	5,073	15.0	(22.5)
Total liabilities	961,393	1,019,180	1,105,788	(5.7)	(13.1)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	$-	$-	$-	-%	-%
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168 shares at September 30, 2011,
December 31, 2010 and September 30, 2010	188	188	188	-	-
Additional paid-in capital	188,460	187,371	187,069	0.6	0.7
Retained earnings (accumulated deficit), substantially restricted	3,010	(305)	(874)	1,086.9	444.4
Accumulated other comprehensive income (loss), net of tax	(257)	484	1,828	(153.1)	(114.1)
Unearned Employee Stock Ownership Plan (ESOP) shares	(12,414)	(13,260)	(13,542)	6.4	8.3
Total stockholders' equity	178,987	174,478	174,669	2.6	2.5
Total liabilities and stockholders' equity	$1,140,380	$1,193,658	$1,280,457	(4.5)%	(10.9)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	September 30, 2011	June 30, 2011	September 30, 2010	Three Month % Change	One Year % Change
Interest income
Loans, including fees	$11,397	$11,891	$13,677	(4.2)%	(16.7)%
Investments available for sale	926	1,262	1,254	(26.6)	(26.2)
Interest-bearing deposits	127	94	80	35.1	58.8
Total interest income	$12,450	$13,247	$15,011	(6.0)%	(17.1)%
Interest expense
Deposits	3,981	4,220	5,563	(5.7)	(28.4)
Federal Home Loan Bank advances	589	583	1,057	1.0	(44.3)
Total interest expense	$4,570	$4,803	$6,620	(4.9)%	(31.0)%
Net interest income	7,880	8,444	8,391	(6.7)	(6.1)
Provision for loan losses	1,300	1,600	12,000	(18.8)	(89.2)
Net interest income (loss) after provision for loan losses	$6,580	$6,844	$(3,609)	(3.9)%	282.3%
Noninterest income
Net gain on sale of investments	479	751	-	(36.2)	100.0
Other	77	75	38	2.7	102.6
Total noninterest income	$556	$826	$38	(32.7)%	1,363.2%
Noninterest expense
Salaries and employee benefits	3,544	3,214	3,258	10.3	8.8
Occupancy and equipment	370	395	411	(6.3)	(10.0)
Professional fees	449	502	664	(10.6)	(32.4)
Data processing	181	183	191	(1.1)	(5.2)
Loss (gain) on sale of OREO property, net	(293)	(508)	(205)	(42.3)	42.9
OREO market value adjustments	515	289	2,016	78.2	(74.5)
OREO related expenses, net	540	986	962	(45.2)	(43.9)
FDIC/OTS assessments	578	612	910	(5.6)	(36.5)
Insurance and bond premiums	248	248	150	-	65.3
Marketing	43	50	49	(14.0)	(12.2)
Other general and administrative	338	441	94	(23.4)	259.6
Total noninterest expense	$6,513	$6,412	$8,500	1.6%	(23.4)%
Income (loss) before provision for federal income taxes	623	1,258	(12,071)	(50.5)	105.2
Provision for federal income taxes	-	-	-	-	-
Net income (loss)	$623	$1,258	$(12,071)	(50.5)%	105.2%
Basic earnings (loss) per share	$0.04	$0.07	$(0.69)	(42.9)%	105.8%
Diluted earnings (loss) per share	$0.04	$0.07	$(0.69)	(42.9)%	105.8%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended
	September 30,		One Year
	2011	2010	% Change
Interest income
Loans, including fees	$35,716	$42,516	(16.0)%
Investments available for sale	3,393	3,367	0.8
Interest-bearing deposits	297	214	38.8
Total interest income	$39,406	$46,097	(14.5)%
Interest expense
Deposits	12,714	18,456	(31.1)
Federal Home Loan Bank advances	1,748	3,115	(43.9)
Total interest expense	$14,462	$21,571	(33.0)%
Net interest income	24,944	24,526	1.7
Provision for loan losses	4,100	51,000	(92.0)
Net interest income (loss) after provision for loan losses	$20,844	$(26,474)	178.7%

Noninterest income
Net gain on sale of investments	1,741	-	100.0
Other	237	146	62.3
Total noninterest income	$1,978	$146	1,254.8%

Noninterest expense
Salaries and employee benefits	10,047	9,339	7.6
Occupancy and equipment	1,167	1,260	(7.4)
Professional fees	1,431	1,610	(11.1)
Data processing	573	533	7.5
Loss (gain) on sale of OREO property, net	(1,427)	218	754.6
OREO market value adjustments	1,432	5,184	(72.4)
OREO related expenses, net	2,376	2,372	0.2
FDIC/OTS assessments	1,900	2,005	(5.2)
Insurance and bond premiums	743	449	65.5
Marketing	154	170	(9.4)
Other general and administrative	1,111	1,237	(10.2)
Total noninterest expense	$19,507	$24,377	(20.0)%
Income (loss) before provision
for federal income taxes	3,315	(50,705)	106.5
Provision for federal income taxes	-	3,999	(100.0)
Net income (loss)	$3,315	$(54,704)	106.1%
Basic earnings (loss) per share	$0.19	$(3.14)	106.1%
Diluted earnings (loss) per share	$0.19	$(3.14)	106.1%

The following table presents a breakdown of our loan portfolio (unaudited):

	September 30, 2011		December 31, 2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$346,258	46.3%	$393,334	44.1%
Construction	-	-	5,356	0.6
	346,258	46.3	398,690	44.7
Multifamily:
Permanent	113,759	15.2	140,762	15.8
Construction	3,526	0.5	4,114	0.5
	117,285	15.7	144,876	16.3
Commercial real estate:
Permanent	221,817	29.6	237,708	26.6
Construction	12,500	1.7	28,362	3.2
Land	3,131	0.4	6,643	0.7
	237,448	31.7	272,713	30.5
Construction/land development:
One-to-four family residential	10,034	1.3	26,848	3.0
Multifamily	882	0.1	1,283	0.1
Commercial	1,104	0.1	1,108	0.1
Land development	17,859	2.4	27,262	3.1
	29,879	3.9	56,501	6.3
Business	3,531	0.5	479	0.1
Consumer	13,898	1.9	19,127	2.1
Total loans	748,299	100.0%	892,386	100.0%
Less:
Loans in process (LIP)	2,591		10,975
Deferred loan fees, net	1,848		2,421
Allowance for loan losses	16,634		22,534
Loans receivable, net	$727,226		$856,456

(1) Includes $151.3 million and $173.4 million of non-owner occupied loans at September 30, 2011 and December 31, 2010, respectively.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
	(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets	0.22%	0.43%	0.48%	0.19%	(3.70	) %
Return (loss) on equity	1.37	2.80	3.25	1.28		(25.10)
Equity-to-assets ratio	15.70	15.57	14.91	14.62	13.64
Interest rate spread	2.67	2.84	2.88	2.70	2.43
Net interest margin	2.91	3.07	3.09	2.95	2.71
Average interest-earning assets to
average interest-bearing liabilities	113.98	112.93	111.55	111.77	112.88
Efficiency ratio	77.20	69.17	71.42	71.48	100.84
Noninterest expense as a percent of
average total assets	2.27	2.19	2.21	2.19	2.61
Book value per common share	$9.52	$9.53	$9.39	$9.28	$9.29

Capital Ratios (1):
Tier 1 leverage	12.76%	12.47%	12.13%	11.73%		10.95%
Tier 1 risk-based	22.60	21.55	20.03	18.38	17.34
Total risk-based	23.87	22.81	21.30	19.65	18.63

Asset Quality Ratios (2):
Nonaccrual and 90 days or more past due loans
as a percent of total loans	4.13%	4.92%	6.24%	7.14%		9.87%
Nonperforming assets as a percent
of total assets	4.91	5.55	6.96	7.79	9.09
Allowance for loan losses as a percent of
total loans	2.23	2.20	2.47	2.56	3.00
Allowance for loan losses as a percent of
nonperforming loans	53.95	44.79	39.64	35.80	30.39
Net charge-offs to average loans
receivable, net	0.22	0.62	0.42	0.90	1.41

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$16,989	$20,250	$22,534	$28,400	$29,858
Provision	1,300	1,600	1,200	2,100	12,000
Charge-offs	(1,686)	(4,976)	(3,675)	(8,970)		(14,121)
Recoveries	31	115	191	1,004	663
Allowance for loan losses, end of the quarter	$16,634	$16,989	$20,250	$22,534	$28,400

Nonperforming Assets (2):
Nonperforming loans (3)
Nonaccrual loans	$23,644	$31,831	$39,737	$46,637	$65,056
Nonaccrual troubled debt restructured loans	7,188	6,097	11,349	16,299	28,387
Total nonperforming loans	$30,832	$37,928	$51,086	$62,936	$93,443
OREO	25,201	25,979	31,266	30,102	22,927
Total nonperforming assets	$56,033	$63,907	$82,352	$93,038	$116,370

Performing troubled debt restructured loans	$66,020	$65,968	$65,805	$58,375	$42,891

(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.

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